SERVICE AGREEMENT
This Service Agreement (the "Agreement"), effective February 8, 2012 is made by and between Nationwide Financial Services, Inc. ("NFS") and Northern Lights Variable Trust (the "Company");
WHEREAS, the Company issues shares of each series of the Funds (each a "Fund") set forth on Exhibit A, which may be amended from time to time; and
WHEREAS, NFS or its designee provide certain services to the owners of certain variable annuity contracts and/or variable life insurance policies (collectively, the "Variable Products") issued by Nationwide Life Insurance Company, and Nationwide Life and Annuity Insurance Company, (collectively, "Nationwide") through certain Nationwide Variable Accounts; and
WHEREAS, the Funds will be included as underlying investment options for the Variable Products issued by Nationwide through the Variable Accounts pursuant to a Fund Participation Agreement previously or contemporaneously entered into by Nationwide and the Company and/or Funds; and
WHEREAS, the Company recognizes substantial savings of expenses as a result of NFS or its subsidiaries performing certain services ("Services") on behalf of the Funds; and
NOW, THEREFORE, NFS and the Company, in consideration of the undertaking described herein, agree that the Funds will be available as underlying investment options in the Variable Products issued by Nationwide, subject to the following:
1.	NFS or its designee agrees to provide Services for the contract owners of the Variable Products who choose the Funds as underlying investment options. Such Services will include those described on Exhibit B.
2.	In consideration for the Services to be provided by NFS to the Variable Products pursuant to this Agreement, the Company will calculate and pay NFS a fee ("Service Fee") at an annualized rate equal to the rates shown on Exhibit A of the average daily net assets of each Fund held by the Variable Accounts during the period in which they were earned.
3.	The Service Fees will be paid to NFS as soon as practicable, but no later than 30 days after the end of the period in which they were earned. The Service Fees will be paid on a quarterly or monthly basis.
4.	NFS and the Company agree that the Service Fee described in this Agreement is for administrative services only and does not constitute payment in any manner for investment advisory services or the cost of distribution of the Funds.
5.	The parties agree that a Service Fee will be paid to NFS according to this Agreement with respect to each Fund as long as shares of such Fund are held by the Variable Accounts. This provision will survive termination of this Agreement and the termination of the related Fund Participation Agreement(s) with Nationwide.
6.	Either party may terminate this Agreement by at least 90 days' written notice to the other. In addition, NFS or the Company may terminate this Agreement immediately upon written notice to the other: (1) if required by any applicable law or regulation; (2) if NFS or the Company engage in any material breach of this Agreement; or (3) in the event of an assignment as defined by Section 2(a)(4) of the Investment Company Act of 1940. This Agreement will terminate immediately and automatically with respect to Funds held in the Variable Accounts upon the termination of the Fund Participation Agreement which governs a Fund's inclusion as an underlying investment option in the Variable Products and in such event no notice is required under this Agreement.
7.	Each notice required by this Agreement shall be given by wire and confirmed in writing to:
If to NFS:
Nationwide Financial
One Nationwide Plaza, 1-12-101
Columbus, Ohio 43215
Attention: Associate Vice President, NIA Operations and Third Party Relations
If to the Company:
Northern Lights Variable Trust
c/o Gemini Portfolio Services, LLC 4020
South 147th Street, Suite 2 Omaha, Nebraska 68137
Attention:

8.	This Agreement shall be construed and the provisions hereof interpreted in accordance with the laws of Ohio. This Agreement shall be subject to the provisions of the federal securities statutes, rules and regulations, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant and the terms hereof shall be interpreted and construed in accordance therewith.
9.	Each of the parties to this Agreement acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements or arrangements with other entities.
10.	Each of the parties to this Agreement may disclose the annual fees payable to Nationwide under this Agreement as set forth in Exhibit A.
11.	This Agreement may not be assigned unless agreed to by the parties in writing, except that it shall be assigned automatically to any successor either party, and any such successor shall be bound by the terms of this Agreement.
Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms.
NATIONWIDE FINANCIAL SERVICES, INC.
By:
Name:
Title:
NORTHERN LIGHTS VARIABLE TRUST
By:
Name:
Title:

EXHIBIT A
To Administrative Service Agreement
Funds	Service Fees
Mariner Hyman Beck Portfolio	X.XX% of the assets of Class 1shares, and
X.XX%* of the assets of Class 2 shares
Power Income VIT Fund	X.XX% of the assets of Class 1shares; and
X.XX%* of the assets of Class 2 shares
*12b-1 fees

EXHIBIT B
To Service Agreement
Services Provided by NFS
Pursuant to the Agreement, NFS shall perform all administrative and shareholder services with respect to the Variable Products, including but not limited to, the following:
1.	Maintaining separate records for each contract owner, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such contract owners. NFS will maintain a single master account with each Fund on behalf of contract owners and such account shall be in the name of NFS (or its designee) as record owner of shares owned by contract owners.
2.	Disbursing or crediting to contract owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.
3.	Preparing and transmitting to contract owners, as required by law, periodic statements showing the total number of shares owned by contract owners as of the statement closing date, purchases and redemptions of Fund shares by the contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by contract owners.
4.	Supporting and responding to service inquiries from contract owners.
5.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for contract owners.
6.	Generating written confirmations and quarterly statements to Contract owners/participants.
7.	Distributing to contract owners, to the extent required by applicable law, Funds' prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.
8.	Transmitting purchase and redemption orders to the Funds on behalf of the contract owners.